Exhibit 99.1

VINCE HOLDING CORP. REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS

Q4 Fiscal 2023 Total Company Net Sales of $75.3 Million

Q4 Fiscal 2023 Total Company Gross Margin Increased 580 basis points vs. Q4 Fiscal 2022

Q4 Fiscal 2023 Total Company Operating Margin Improved 390 basis points vs. Q4 Fiscal 2022

NEW YORK, New York – April 30, 2024 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the fourth quarter and fiscal year ended February 3, 2024, both of which contained one additional week ("53rd week") versus the comparable periods.

David Stefko, Interim Chief Executive Officer of VNCE said, "Fiscal 2023 was a transformative year for Vince as we completed the wind down of the Rebecca Taylor business, entered into a strategic partnership with Authentic Brands Group, successfully refinanced our credit facilities, and launched a cost savings plan to improve our gross margin profile and align our expense structure with our go-forward operating model. In addition, we enhanced our focus on driving improved profitability through disciplined inventory management, lower promotional activity and a pullback in the off-price channel. While these actions impact topline results, as reflected in our fourth quarter performance and expectations for fiscal 2024, they help to support strong margin expansion, and we believe they are the right steps to take to further strengthen our foundation and enable long-term profitable growth."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the fourth quarter ended February 3, 2024:

•
Total Company net sales decreased 17.5% to $75.3 million compared to $91.3 million in the fourth quarter of fiscal 2022. The year-over-year decline was driven by a 100.0% decrease in Rebecca Taylor and Parker segment sales, combined, due to the previously announced wind down of the Rebecca Taylor business, and to a lesser extent a 6.3% decrease in Vince brand sales.
•
Gross profit was $34.2 million, or 45.4% of net sales, compared to gross profit of $36.2 million, or 39.6% of net sales, in the fourth quarter of fiscal 2022. The increase in gross margin rate was driven by approximately 790 basis points related to lower promotional activity and 190 basis points related to the wind down of the Rebecca Taylor business, which historically operated at a lower overall gross margin. These factors were partially offset by approximately 430 basis points of royalty expenses associated with the Licensing Agreement (as defined below).
•
Selling, general, and administrative expenses were $35.8 million, or 47.6% of sales, compared to $42.3 million, or 46.3% of sales, in the fourth quarter of fiscal 2022. The decrease in SG&A dollars was primarily driven by the wind down of the Rebecca Taylor business resulting in a $5.6 million net expense favorability in the fourth quarter of fiscal 2023 as well as lower expenses in the Vince business related to product development, staffing and marketing. These lower costs were partially offset by an increase in rent and occupancy costs as well as transformation-related consulting costs.
•
Loss from operations was $1.7 million compared to a loss from operations of $5.5 million in the same period last year.
•
Income tax provision was $1.9 million primarily driven by a portion of the non-cash deferred tax liability related to the Company's equity method investment, which cannot be used as a source of income to support the realization of certain deferred tax assets related to the Company's net operating losses ("Equity Method

Investment Naked Credit"). The tax expense in the fourth quarter of fiscal 2023 compares to an income tax expense of $1.7 million in the same period last year.
•
Net loss was $4.7 million or $(0.37) per share compared to a net loss of $11.0 million or $(0.89) per share in the same period last year.
•
The Company ended the quarter with 63 company-operated Vince stores, a net decrease of 4 stores since the fourth quarter of fiscal 2023.

For the fiscal year ended February 3, 2024:

•
Total Company net sales decreased 18.1% to $292.9 million compared to $357.4 million in fiscal 2022. The year-over-year decline was driven by a 99.5% decrease in Rebecca Taylor and Parker segment sales, combined, due to the previously announced wind down of the Rebecca Taylor business, and to a lesser extent a 8.3% decrease in Vince brand sales.
•
Gross profit was $133.3 million, or 45.5% of net sales, compared to gross profit of $138.0 million, or 38.6% of net sales, in fiscal 2022. The increase in gross margin rate was driven by approximately 310 basis points related to the wind down of the Rebecca Taylor business, which historically operated at a lower overall gross margin, lower freight costs, favorable year-over-year adjustments to inventory reserves, and lower promotional activity. These factors were partially offset by approximately 320 basis points of royalty expenses associated with the Licensing Agreement (as defined below).
•
Selling, general, and administrative expenses were $134.5 million, or 45.9% of sales, compared to $161.4 million, or 45.2% of sales, in fiscal 2022 . The decrease in SG&A dollars was primarily driven by the wind down of the Rebecca Taylor business resulting in a $26.8 million net expense favorability in fiscal 2023 as well as lower compensation and benefits, a decline in expenses due to production efficiencies and lower marketing and advertising costs. These lower costs were partially offset by $5.0 million in transaction related expenses (the "Transaction Expenses") relating to the Authentic Transaction (as defined below), and an increase in rent and occupancy costs primarily attributable to lease modifications effective in late fiscal 2022.
•
Income from operations was $31.6 million compared to a loss from operations of $25.4 million in the same period last year. Adjusted income from operations* in fiscal 2023 was $4.0 million.
•
Income tax benefit was $3.5 million primarily driven by a tax benefit of $5.5 million associated with the Authentic Transaction offset by the Equity Method Investment Naked Credit. The tax benefit in fiscal 2023 compares to an income tax expense of $3.0 million in the same period last year.
•
Net income was $25.4 million or $2.04 per diluted share compared to a net loss of $38.3 million or $(3.14) per share in the same period last year. Adjusted net loss* for fiscal 2023 was $(7.7) million or $(0.62) per share.

The Company follows the retail 5-4-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2023 (the 53rd week). The 53rd week contributed approximately $2.2 million to net sales and $0.4 million to loss from operations for the fourth quarter and full year fiscal 2023.

Vince Fourth Quarter Review

•
Net sales decreased 6.3% to $75.3 million as compared to the fourth quarter of fiscal 2022.
•
Wholesale segment sales decreased 9.7% to $30.9 million compared to the fourth quarter of fiscal 2022.
•
Direct-to-consumer segment sales decreased 3.7% to $44.4 million compared to the fourth quarter of fiscal 2022.
•
Income from operations excluding unallocated corporate expenses was $11.9 million compared to income from operations of $9.4 million in the same period last year.

Rebecca Taylor and Parker Fourth Quarter Review

•
On September 12, 2022, the Company announced the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. The wind down of the Rebecca Taylor business was completed in Q2 Fiscal 2023.
•
Given the timing of the completion of the wind down, the Rebecca Taylor and Parker segment did not generate net sales or income from operations in the fourth quarter of fiscal 2023 compared to net sales of $11.0 million and loss from operations of $1.1 million in the fourth quarter of fiscal 2022.

Net Sales and Operating Results by Segment:

	Three Months Ended		Twelve Months Ended
	February 3,	January 28,	February 3,	January 28,
(in thousands)	2024	2023	2023	2022
Net Sales:
Vince Wholesale	$30,889	$34,196	$149,603	$169,375
Vince Direct-to-consumer	44,422	46,137	143,096	149,770
Rebecca Taylor and Parker	—	10,975	191	38,297
Total net sales	$75,311	$91,308	$292,890	$357,442

Income (loss) from operations:
Vince Wholesale	$8,318	$6,280	$43,416	$43,592
Vince Direct-to-consumer	3,623	3,120	5,774	2,397
Rebecca Taylor and Parker	-	(1,131)	2,443	(21,255)
Subtotal	11,941	8,269	51,633	24,734
Unallocated corporate (1)	(13,620)	(13,807)	(20,009)	(50,156)
Total (loss) income from operations	$(1,679)	$(5,538)	$31,624	$(25,422)

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, for the year ended February 3, 2024 unallocated corporate expenses includes the $32 million gain associated with the Authentic Transaction and approximately $5 million of transaction related expenses associated with the Authentic Transaction.

Balance Sheet

At the end of fiscal 2023, total borrowings under the Company's debt agreements totaled $44.2 million and the Company had $35.5 million of excess availability under its revolving credit facility.

Net inventory at the end of fiscal 2023 was $58.8 million compared to $90.0 million at the end of fiscal 2022. The year-over-year decrease in inventory was driven by the wind down of the Rebecca Taylor business as well as a decline in Vince as the Company sold through higher levels of inventory from the prior year and rebalanced its inventory purchases for the current season.

During the year ended February 3, 2024, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Transformation Program & Fiscal 2024 Outlook

On October 31, 2023, the Company announced its Transformation Program focused on driving enhanced profitability through an improved gross margin profile and an optimized expense structure. The Transformation Program is expected to result in over $30 million in savings over the next three years, including approximately $10 million of savings in fiscal 2024.

As noted, the Company remains focused on driving improved profitability in fiscal 2024 and expects actions including lower promotions and pull-back in the off-price channel to impact topline results in Q1 fiscal 2024 similar to Q4 2023. In addition, given the timing of the completion of the Authentic Transaction in May 2023, the year-over-year comparison in the first half of fiscal 2024 is negatively impacted by the royalty fees now incurred in the business that were not incurred through May 2023.

For the first quarter of fiscal 2024 the Company expects total company net sales to decline in the high-single-digit range compared to $64.1 million in the first quarter of fiscal 2023. The Company expects first quarter fiscal 2024 total company operating margin, inclusive of approximately 400 basis point negative impact from royalty fees expected to be incurred in the period, to decline 400 to 375 basis points compared to total company adjusted operating margin of (0.4)% in the first quarter of fiscal 2023.

For full year fiscal 2024 the Company expects total company net sales to increase in the low-single-digit range compared to $292.9 million in fiscal 2023. The Company expects full year fiscal 2024 total company operating margin, inclusive of approximately 150 basis point negative impact from expected royalty fees through May, referenced above, to be flat to up 25 basis points compared to total company adjusted operating margin of 1.4% in fiscal 2023.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction (the "Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the twelve months ended February 3, 2024, adjusted income (loss) from operations, adjusted income (loss) before income taxes and equity in net income of equity method investment, adjusted (benefit) provision for income taxes, adjusted income (loss) before equity in net income of equity method investment, adjusted net income (loss), and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of the gain on sale of Vince intangible assets, Transaction Expenses, the gain on sale of Parker intangible assets, and the associated income tax impacts. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the fourth quarter results will be held today, April 30, 2024, at 8:30 a.m. ET, hosted by Vince Holding Corp. Interim Chief Executive Officer, Dave Stefko, and Chief Financial Officer, John Szczepanski. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 375096. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 48 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Transformation Program & Fiscal 2024 Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; restrictions on our operations under our credit facilities, our ability to realize the benefits of our strategic initiatives; our ability to improve our profitability; the execution of our customer strategy; our operating experience and brand recognition in international markets; the execution and management of our direct-to-consumer business growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; general economic conditions; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; the transition associated with the appointment of an interim chief executive officer; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to complete the wind down of the Rebecca Taylor business; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the extent of our foreign sourcing; our reliance on independent manufacturers; the ethical business and compliance practices of our independent manufacturers; our status as a “controlled company”; our status as a “smaller reporting company”; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Fiscal Year
	February 3,	January 28,	February 3,	January 28,
	2024	2023	2024	2023
Net sales	$75,311	$91,308	$292,890	$357,442
Cost of products sold	41,144	55,148	159,598	219,472
Gross profit	34,167	36,160	133,292	137,970
as a % of net sales	45.4%	39.6%	45.5%	38.6%
Impairment of intangible assets	—	—	—	1,700
Impairment of long-lived assets	—	1,014	—	1,880
Gain on sale of intangible assets	—	(1,620)	(32,808)	(1,620)
Selling, general and administrative expenses	35,846	42,304	134,476	161,432
as a % of net sales	47.6%	46.3%	45.9%	45.2%
(Loss) income from operations	(1,679)	(5,538)	31,624	(25,422)
as a % of net sales	(2.2)%	(6.1)%	10.8%	(7.1)%
Interest expense, net	1,698	3,665	11,118	9,887
(Loss) income before income taxes and equity in net income of equity method investment	(3,377)	(9,203)	20,506	(35,309)
Provision (benefit) for income taxes	1,890	1,749	(3,478)	3,037
(Loss) income before equity in net income of equity method investment	(5,267)	(10,952)	23,984	(38,346)
Equity in net income of equity method investment	599	—	1,462	—
Net (loss) income	$(4,668)	$(10,952)	$25,446	$(38,346)
Earnings (loss) per share:
Basic (loss) earnings per share	$(0.37)	$(0.89)	$2.05	$(3.14)
Diluted (loss) earnings per share	$(0.37)	$(0.89)	$2.04	$(3.14)
Weighted average shares outstanding:
Basic	12,503,472	12,332,547	12,442,781	12,223,004
Diluted	12,510,853	12,332,547	12,478,215	12,223,004

Vince Holding Corp. and Subsidiaries		Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	February 3,	January 28,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$357	$1,079
Trade receivables, net	20,671	20,733
Inventories, net	58,777	90,008
Prepaid expenses and other current assets	4,997	3,515
Total current assets	84,802	115,335
Property and equipment, net	6,972	10,479
Operating lease right-of-use assets	73,003	72,616
Intangible assets, net	—	70,106
Goodwill	31,973	31,973
Assets held for sale	—	260
Equity method investment	26,147	—
Other assets	2,252	2,576
Total assets	$225,149	$303,345

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,678	$49,396
Accrued salaries and employee benefits	3,967	4,301
Other accrued expenses	8,980	15,020
Short-term lease liabilities	16,803	20,892
Current portion of long-term debt	—	3,500
Total current liabilities	61,428	93,109
Long-term debt	43,950	108,078
Long-term lease liabilities	67,705	72,098
Deferred income tax liability and other liabilities	4,913	9,803
Stockholders' equity	47,153	20,257
Total liabilities and stockholders' equity	$225,149	$303,345

Vince Holding Corp. and Subsidiaries							Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Year ended February 3, 2024
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Income Tax Effect (2)	As Adjusted (Non-GAAP)

Income (loss) from operations	$31,624	$32,043	$(5,030)	$765	$(150)	$—	$3,996
Interest expense, net	11,118	—	—	—	—	—	11,118
Income (loss) before income taxes and equity in net income of equity method investment	20,506	32,043	(5,030)	765	(150)	—	(7,122)
(Benefit) provision for income taxes	(3,478)	—	—	—	—	(5,523)	2,045
Income (loss) before equity in net income of equity method investment	23,984	32,043	(5,030)	765	(150)	5,523	(9,167)
Equity in net income of equity method investment	1,462	—	—	—	—	—	1,462
Net income (loss)	$25,446	$32,043	$(5,030)	$765	$(150)	$5,523	$(7,705)
Earnings (loss) per share - diluted (1)	$2.04	$2.57	$(0.40)	$0.06	$(0.01)	$0.44	$(0.62)

(1) As reported is based on diluted weighted-average shares outstanding of 12,478,215 and as adjusted is based on basic weighted average shares outstanding of 12,442,781 for the twelve months ended February 3, 2024. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.

(2) Income tax effect is due primarily to the tax impact associated with the Authentic Transaction related items and for the year ended February 3, 2024 is inclusive of a $6.0 million tax benefit. This tax benefit is due to the change in classification of the Company's Vince tradename indefinite-lived intangibles to Assets Held for Sale made during the first quarter as a result of the Authentic Transaction.